Exhibit 10.16

No. ________

23ANDME, INC.

2006 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between 23andMe, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”).

Participant:

Total Option Shares:

Exercise Price Per Share:

Date of Grant:

Vesting Start Date:

Expiration Date:

(unless earlier terminated under Section 5.6 of the Plan)

Type of Stock Option:

1. GRANT OF OPTION. The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock, par value $0.00001 per share, of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan. If designated as an Incentive Stock Option above, the Option is intended to qualify’ as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent it is not so designated or to the extent the Option does not qualify as an ISO, it is intended to be a nonqualified stock option (“NQSO”).

2. EXERCISE PERIOD.

2.1 Exercise Period of Option. Provided Participant continues to provide services to the Company or to any Parent or Subsidiary of the Company, the Shares issuable upon exercise of this Option will become vested and exercisable with respect to [___]. If application of the vesting causes a fractional share, such share shall be rounded down to the nearest whole share for each month except for the last month in such vesting period, at the end of which last month this Option shall become vested for the full remainder of the Shares.

2.2 Vesting of Options.    Shares that are vested pursuant to the schedule set forth in Section 2.1 are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2.1 are “Unvested Shares.”

2.3 Expiration. The Option shall expire on the Expiration Date set forth above or earlier as provided in Section 3 below or pursuant to Section 5.6 of the Plan.

3. TERMINATION.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Participant is Terminated for any reason, except death. Disability or for Cause, the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the Termination Date, may be exercised by Participant no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

3.2 Termination Because of Death or Disability. If Participant is Terminated because of the death or Disability of Participant (or if Participant dies within three (3) months of Termination when Termination is for any reason other than Participant’s Disability or for Cause), the Option, to the extent that it is exercisable by Participant on the Termination Date, may be exercised by Participant (or Participant’s legal representative) no later than twelve (12) months after the Termination. Date, but in any event no later than the Expiration Date. Any exercise beyond (1) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or disability, within the meaning of Section 22(e)(3) of the Code: or (ii) twelve (12) months after the Termination Date when the termination is for Participant’s disability, within the meaning of Section 22(e)(3) of the Code, is deemed, to be an NQSO.

3.3 Termination for Cause. If the Participant is terminated for Cause, the Participant may exercise such Participant’s Options, but not to an extent greater than such Options are exercisable as to Vested Shares upon the Termination Date and Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without Cause.

4. MANNER OF EXERCISE.

4.1 Stock Option Exercise Agreement and Voting Agreement. To exercise this Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Committee from time to time (the “Exercise Agreement”), which shall set forth, inter alia, (i) Participant’s election to exercise the Option, (ii) the number of Shares being purchased, (iii) any restrictions imposed on the Shares and (iv) any representations, warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option and such person shall be subject to all of the restrictions contained herein as if such person were the Participant. In addition, as a further condition to exercise this Option, the Company will require Participant, or the person in whose name the Shares are to be registered if not the Participant, to execute and deliver a Voting Adoption Agreement (attached hereto as Attachment 1) to the Stockholder and Founder Voting Agreement in effect at the time of exercise (the “Voting Agreement”) so as to become a party thereto and to be bound by the terms and conditions thereof.

4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable laws, rules and regulations as they are in effect on the date of exercise, The Option may not be exercised as to fewer than one hundred (100) Shares unless it is exercised as to all Shares as to which the Option is then exercisable.

4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares being purchased in cash (by cheek or wire transfer), or where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by waiver of compensation due or accrued to Participant for services rendered;

(c) provided that a public market for the Company’s stock exists: (i) through a “same-day sale” commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company, or (ii) through a “margin” commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company;

(d) any other form of consideration approved by the Committee; or

(e) by any combination of the foregoing.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company. If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain the minimum number of Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld, but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company. la such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, and the Company has received a copy of the Voting Adoption Agreement (attached hereto as Attachment 1) executed by Participant, or the person(s) in whose name the Shares are to be registered if not the Participant, the Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5. NOTICE OF DISQUALIFYING DISPOSITION OF ISO SHARES. If the Option is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, and (ii) the date one (1) year after transfer of such Shares to Participant upon exercise of the Option, Participant shall immediately notify the Company in writing of such disposition.

6. COMPLIANCE WITH LAWS AND REGULATIONS. The Plan and this Agreement are intended to comply, as applicable, with Section 25102(o) of the California Corporations Code, Rule 701 and any regulations relating thereto. Any provision of this Agreement that is inconsistent with Section 25102(o), Rule 701 or any regulations relating thereto shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Section 25102(o), Rule 701 and any regulations relating thereto. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable laws, rules and regulations, including (without limitation), the requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

7. NONTRANSFERABILITY OF OPTION. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, and, with respect to NQSOs, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701 of the Securities Act, and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s incapacity, by Participant’s legal representative. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant.

8. RESTRICTIONS ON TRANSFER.

8.1 General. Participant acknowledges and agrees that the Option and any Shares issued upon exercise of the Option are subject to (i) the transfer restrictions set forth in this Section 8, (ii) the terms and conditions that apply to the Company’s Common Stock, as set forth in the Company’s Bylaws, including (without limitation) certain transfer restrictions set forth in Section 9.7 of the Company’s Bylaws, as may be in effect at the time of any proposed transfer (the “Bylaw Provisions”), and (iii) any other limitation or restriction on transfer created by applicable laws.

8.2 Non-Transferability. Notwithstanding anything to the contrary, in addition to the Bylaw Provisions and any other limitation or restriction on transfer created by applicable laws, Participant shall not Transfer (as such term is defined below) any Shares (or any rights of or interests in such Shares) acquired pursuant to any Award (including, without limitation, Shares acquired upon exercise of the Option) to any person or entity unless (a) such Transfer is approved by the Board prior to such Transfer, which approval may be granted or withheld in the Company’s sole and absolute discretion, and (b) the transferee agrees in writing to be bound by all of the terms of the Voting Agreement. “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale (as such term is defined below) or other disposition of such security (including transfer by testamentary or intestate succession, merger or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. Any purported Transfer effected in violation of this Section 8 shall be null and void and shall have no force or effect and the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Plan or this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred. The foregoing Transfer restrictions will terminate when the Company’s securities become publicly traded.

8.3 Approval Process. If Participant is seeking the approval of the Board to Transfer some or all of its Shares, he or she shall give written notice thereof to the Secretary of the Company that shall include: (1) the name of the stockholder; (2) the proposed transferee; (3) the number of Shares of the Transfer of which approval is thereby requested; and (4) the purchase price, if any, of the Shares proposed for Transfer. The Company may require the Participant to supplement its notice with such additional information as the Company may request or as may otherwise be required by any other applicable written agreement. In addition, such request for Transfer shall be subject to such Right of First Refusal, transfer provisions and any other terms and conditions as may be set forth in this Agreement or other applicable written agreement.

9. COMPANY’S RIGHT OF FIRST REFUSAL. Before any Vested Shares held by Participant or any transferee of such Vested Shares may be sold or otherwise transferred (including without limitation a transfer by gift or operation of law) any transfer restrictions set forth in Section 8 above and/or the Bylaw Provisions must first be waived by the Board and then the Company and/or its assignee(s) shall have an assignable right of first refusal to purchase the Vested Shares to be sold or transferred on the terms and conditions set forth in the Exercise Agreement (the “Right of First Refusal”). The Company’s Right of First Refusal will terminate when the Company’s securities become publicly traded.

10. TAX CONSEQUENCES. Set forth below is a brief summary of some of the federal and California tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

10.1 Exercise of ISO. If the Option qualifies as an ISO, there will be no regular federal or California income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price Will be treated as a tax preference item for federal alternative minimum tax purposes and may subject the Participant to the alternative minimum tax in the year of exercise.

10.2 Exercise of Nonqualified Stock Option. If the Option does not quality as an ISO, there may be a regular federal and California income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, it any, of the Fair Market Value of the Shares on the data of exercise over the Exercise Price. If Participant is a current or former employee of the Company, the Company may be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

10.3 Disposition or Shares. The following tax consequences may apply upon disposition of the Shares.

(a) Incentive Stock Options. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an ISO and are disposed of more than two (2) years alter the Date of Grant, any gain realized on disposition of the Shares will be treated as long term capital gain for federal income tax purposes. If Vested Shares purchased under an ISO are disposed of within the applicable one (1) year or two (2) year period, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates in the year of the disposition) to the extent of the excess, if any, of the Fair Market Value of the Shares on the date of exercise (or, if less, the proceeds from the sale or other disposition) over the Exercise Price.

(b) Nonqualified Stock Options. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long term capital gain.

(c) Withholding. The Company may be required to withhold from the Participant’s compensation or collect from the Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

11. PRIVILEGES OF STOCK OWNERSHIP. Participant shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant.

12. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee tier review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

13. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

14. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); (iv) at the time of transmission by email, addressed to the other party at its email address; or (v) one (1) business day after transmission by facsimile, rapifax or telecopier.

15. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement, including its rights to purchase Shares under the Right of First Refusal. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other previsions will remain fully effective and enforceable.

17. ACCEPTANCE. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be executed in triplicate by its duly authorized representative and Participant has executed this Stock Option Agreement in duplicate, effective as of the Date of Grant.

THE COMPANY:	PARTICIPANT:

23andMe, Inc.

By:

Signature

(Please print name)	(Please print name)

(Please print title)

SIGNATURE PAGE TO 23ANDME, INC. STOCK OPTION AGREEMENT

EXHIBIT A

FORM OF STOCK OPTION EXERCISE AGREEMENT

SIGNATURE PAGE TO 23ANDME, INC. STOCK OPTION AGREEMENT